Exhibit 99.2

Where Food Comes From, Inc.

2022 First Quarter Conference Call

Call date: Thursday May 12, 2022

Call time: 10:00 a.m. Mountain Time

Jay Pfeiffer – Investor Relations

Good morning and welcome to the Where Food Comes From 2022 first quarter earnings call.

Joining me on the call today are CEO John Saunders and CFO Dannette Henning.

During this call we’ll make forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about current and future financial performance, growth strategy, customers, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information. Today we’ll also discuss Adjusted EBITDA, a non-GAAP financial measure provided as a complement to GAAP results. Please refer to today’s earnings release for important disclosures regarding non-GAAP measures.

I’ll now turn the call over to John Saunders.

John Saunders – Chief Executive Officer

Good morning and thanks for joining the call today.

This morning we released our first quarter financial results before the market opened. The expectations we expressed on our previous call for continued profitable growth in 2022 were fulfilled as the Company delivered solid increases in revenue and profitability in the quarter.

●	Revenue in the first quarter grew 39% to $6.2 million from $4.4 million in the first quarter last year. All three revenue categories contributed to that growth, including:

○	Verification and certification services revenue was up 16% year over year to $3.8 million from $3.3 million.

○	Product sales increased 39% to $1.0 million from $724,000.

○	And software and related consulting services was up three-fold to $1.4 million from $453,000.

The increase in verification and certification services was primarily driven by strong demand for beef verifications, which historically dominate this category. Demand for US beef in overseas markets – particularly China – remains very strong and drives steady growth in source and age verifications. Additionally, consumer demand in the US for a host of other premium verifications we offer is resulting in more verifications per beef producer, which not only impacts revenue but also generates higher margins by virtue of our audit bundling advantage. I think it’s worth repeating that our customer retention rates in the beef segment are very high, and that affords us a very predictable recurring revenue model.

During the first quarter we continued to see increased activity in pork, poultry, dairy and egg audits as producers who were forced to limit access to their operations due to Covid returned to business as usual in terms of site access. We’re also seeing continued strength in our Where Food Comes From Organic business, which continues to benefit from consumer preferences for organic certified products.

Our CARE Certified program – which covers beef, dairy, pork, poultry and now seafood – also continues to gain traction and notoriety as a market leading sustainability solution. The ESG movement is only going to get bigger, and CARE offers producers a cost effective way to benefit from a trend that is here to stay.

We were also pleased with the year over year growth in product sales in the first quarter following a rare decline in that category in the fourth quarter of 2021. You’ll recall that the Q4 decline was attributable to supply chain issues based in part on chip shortages that we cautioned could persist in 2022. We took decisive actions last year to secure additional tag sources and to build inventory and we continue and believe we’re in pretty good shape as evidenced by our Q1 revenue growth. However, there is still some risk and uncertainty going forward until chip makers fully catch up to the demand.

You no doubt noticed a significant increase in software and related consulting revenue in the first quarter, so let me give you some color on that exciting new opportunity. During Q1, our Postelsia business unit – which operates under the SureHarvest umbrella – executed on a contract with a Japanese government trade entity to promote Japanese seafood in the United States. The value of the contract was $850,000. The scope of work on this project was fairly extensive and we had some challenging deadlines. We also wanted to perform at a very high level for our customer because we believe there will be future opportunities for similar assignments, so we invested heavily in the effort. These additional costs pushed our COGS up by approximately $720,000 and significantly reduced our margins on the project. The good news is, we learned a lot on this project and our customer was very satisfied with the outcome. We believe there are additional opportunities for this kind of work going forward. And we expect the margins on any future contracts of this type to be improved.

Turning now to our gross margins in quarter.

Overall gross margins declined to 39% from 42% but that’s a little misleading due to the margin pressure I just mentioned relative to the large Postelsia contract. It’s important to note that margins in our verification and certification segment – which represent our core businesses – were up nicely year over year.

SG&A expense in the quarter remained flat at $1.8 million, reflecting our focus on managing costs.

The combination of higher revenue and a stable expense base resulted in a six-fold increase in operating income in the quarter – to $623,000 from $89,000. Assuming normalized COGS on the Japanese contract, operating income could have been significantly higher in the period.

Net income in the first quarter was $497,000, or 8 cents per share, compared to net income of $1.15 million, or 19 cents per share, in Q1 last year. However, keep in mind that last year’s $1.15 million profit included the benefit of a little over $1.0 million in PPP loan forgiveness. So, on an apples-to-apples basis – excluding loan forgiveness – net income was up significantly in this year’s first quarter.

We generated $1.1 million in net cash from operations in the first quarter and closed the quarter with a cash and cash equivalents balance of $6.1 million, up from $5.4 million at year end.

And finally, during the first quarter the Company bought back 33,550 shares of common stock. That compares to buybacks totaling just under 81,000 shares for all of 2021. We expect to continue buying back shares for the foreseeable future.

So, all in all, a very solid quarter for Where Food Comes From team. And with that, I’ll open the call to questions. Operator?

Question and Answer Session:

Question 1: Edward Reilly

Hey John, thanks for taking my question. Would love some additional color as to the work performed for the Japanese seafood customer?

John Saunders

Sure. Yes. Thanks for the question. This is a new product. It’s called Yellowtail and it’s a product that’s produced primarily in Japan and the Japanese Export Association. A group called JETRO, was interested in introducing the product to high-level chefs across the United States. So they contracted with Postelsia to organize those events across the country and we ended up doing eight events in six different cities. Two or three of the chefs that participated were Michelin rated chefs. The events were highly attended and we really had a lot of learning related to how to promote that product, and what chefs here are looking for from a sustainability and a traceability perspective. All in all it was great and JETRO and the Japanese Government were very pleased with the results and we anticipate doing more of these projects in the future.

Edward Reilly

All right, great. Appreciate the color there. And then would also love to gain some more insight as to how drought conditions affect demand for verification services particularly with beef?

John Saunders

Yes. Another good question, Eddie. So the drought continues to impact all of our beef supply chains, who are literally making decisions daily about retention rates and how many of their calves and cows they’re going to be able to see through based on the reduced amount of feed they’ve got. At the same time that also impacts the supply of corn and the price of corn, which is the secondary part of the feeding process for most cattle. So what’s happening right now is we’re seeing extremely high input costs for our cow calf producers. And then the feed yards are facing extremely high input costs and probably double normal feeding costs. So there’s an extreme amount of pressure on all of our beef producers right now. And I think what we continue to see is verification being a benefit to producers even in this market that has a lot of volatility.

So most of our producers are continuing to participate in the programs. I think what’s a new factor that is pretty much across the board as we see all of our domestic retailers looking to incorporate some type of a sustainability claim. And from a cow calf producer, that typically means having a grazing management plan and having something in place related to how they deal with drought conditions and it typically involves reducing your numbers. So that’s probably a pretty long answer to it, it’s having a fairly dramatic effect on our customers. But again because verification offers a premium to even the high priced commodity traditional programs, there’s still a market for our producers to participate.

Edward Reilly

Got you. And then turning back to the Japanese Government Contract, what might the future work entail that you expect? Would it come from maybe introducing new products other than Yellowtail, or just kind of learn – love to learn more about what you guys are expecting for the future there?

John Saunders

Yes. We do anticipate that there’ll be more diversity related to other products that could be similar to Yellowtail. We could also follow-up with more promotion of Yellowtail. Again, it’s a product that’s fairly new and fairly exclusive to Japan, so they could want to continue to promote that. We also, in this quarter, we haven’t talked about it, but we’ve conducted our first fish care audit and that was done on a domestic operation here in the United States in Idaho.

And so over the next several months we’ll start to see some promotion of that and seafood’s unique because it has so many different types and varieties that are included in seafood that range from shrimp to crab to lobster, but also into fish. So when we look at specific product lines, like Yellowtail, I think, or even specific places like Japan, Japan probably has other products that they’ll want to promote as well. So it could come from Japan, it could come from Yellowtail, but it could also come from something that’s more domestic, more aquaculture focused as well.

Edward Riley

Okay. Got you. And then for the care program, just curious as to how many customers you guys have sign on to that and how that relates to last quarter?

John Saunders

Yes. I don’t have the specifics right in front of me, Eddie. I will make sure we get those to you, but we’ve continued to see a real good growth. I want to say we’re up over 700 brands now in this – in the first quarter of 2022.

Edward Riley

Okay, great. Thank you, and congrats.

John Saunders

Thanks.

Question 2: Chris Brown

Hey, how you doing? Again on the balance sheet, I know you talked a little bit about continuing the buyback of stock. How do you think about that with respect to when you buyback based on share price and then balancing that with what you consider the appropriate cash balance versus acquisition pipeline if you come across anything interesting?

John Saunders

Good question. Yes, as I’ve said many times in the past, we’re constantly looking at potential acquisitions and 2021 was a great year. We continue to put a lot of cash in our balance sheet. In the first quarter of 2022 we continued to do that. Our pipeline for acquisitions is fairly lumpy. It’s hard for us to really determine when the next opportunity is going to come, as we’ve see what’s happening specifically with the market over the last several weeks. That seems like a good opportunity for us to continue to reward shareholders and buyback shares. So we will continue to use the capital as acquisitions become available or the best place we see to return value to shareholders.

Chris Brown

Fair enough. Thank you, guys.

Operator

This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.